Exhibit 5.1
October 4, 2006
Emulex Corporation
3333 Susan Street
Costa Mesa, California 92626

Re:	Emulex Corporation (the “Company”) Registration Statement on Form S-8 For Offering of Common Stock and related preferred stock purchase rights
Gentlemen:
     At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 570,179 shares of your common stock, $0.10 par value (the “Stock”), and related preferred stock purchase rights (the “Rights”) issuable pursuant to the Company’s stockholder Rights Agreement, dated January 19, 1989, as amended (the “Rights Agreement”). The Stock represents shares of your common stock which may be issued pursuant to awards granted under the Sierra Logic, Inc. 2001 Stock Option Plan (the “Plan”).
     We have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Stock, the Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.
     Based upon that review, it is our opinion that:
     1. When the Registration Statement has become effective under the Act, subject to said actions being duly taken and completed by you as now contemplated prior to the issuance of the Stock and subject to the appropriate qualification (or exemption therefrom) of the Stock by the appropriate authorities of the various states in which the such Stock will be sold, the Stock will, upon the issuance and the sale thereof in the manner referred to in the Registration Statement and in accordance with the provisions of the plan referenced in the Registration Statement, be validly issued, fully paid and non-assessable.
     2. Assuming that the Board of Directors of the Company, after fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of the Rights thereunder would be in the best interests of the Company and its stockholders, and assuming further that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, and the provisions of the Rights Agreement are complied with in connection with the issuance of the Stock, then the Rights attributable to the Stock will be legally issued.
     In connection with the opinion set forth in paragraph 2 above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion. In addition, in rendering the opinion set forth in paragraph 2 above, we express no opinion with respect to the exercise of any of the Rights and have assumed that sufficient shares of preferred stock will be available for issuance in the event any of the Rights are exercised.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Respectfully submitted, JEFFER, MANGELS, BUTLER & MARMARO LLP